Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Julia Hallisey
Investor Relations Tel: +1-203-504-1063

Aircastle to Present at Goldman Sachs Small/Mid-Cap Financials Services Symposium on February 11

Stamford, CT.  February 7, 2008 – Aircastle Limited (NYSE: AYR) today announced that Ron Wainshal, Chief Executive Officer, will make a presentation regarding the Company at the Goldman Sachs Small/Mid-Cap Financials Services Symposium on Monday, February 11 at 10:00 A.M. Eastern time at The St. Regis Hotel in New York City, NY. The presentation slides will be available through the Investors section of the Aircastle website.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world.  As of December 31, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $4.1 billion and $1.6 billion, respectively, for a total of approximately $5.7 billion.

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